Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-120061, 333-100077, 333-58168; Form S-3 Nos. 333-131332, 333-123619, 333-118187, 333-116696, 333-111287, 333-108752 and 333-76738) of Inovio Biomedical Corporation, of our reports dated March 1, 2006, with respect to the consolidated financial statements of Inovio Biomedical Corporation, Inovio Biomedical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Inovio Biomedical Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

San Diego, California
March 11, 2006